UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 28, 2003	0-29768
Date of Report (Date of earliest event reported)	Commission File Number

24/7 REAL MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3995672
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1250 Broadway
New York, New York 10001

(Address of Principal Executive Offices) (Zip Code)

(212) 231-7100

(Registrant’s telephone number, including area code)

Item 5.  Other Events.

Conversion of Outstanding Indebtedness to Publigroupe USA Holdings, Inc.

On May 28, 2003, 24/7 Real Media, Inc., a Delaware corporation (the “Company”), issued a press release announcing that it had completed a transaction to cancel the $7.5 million principal of the Company’s indebtedness, plus all accrued interest thereon, held by PubliGroupe USA Holding, Inc., (“PubliGroupe”) in exchange for $1.5 million in cash and 4.8 million shares of common stock, par value $0.01 per share, of the Company (“Common Stock”).

The cancelled notes consisted of a $4,500,000 Promissory Note due October 2006, a $1,500,000 Promissory Note due January 2005, and a $1,500,000 Promissory Note due May 2005, plus accrued interest of about $500,000.  In the press release that announced this transaction on May 28, 2003, the Company preliminarily indicated a gain of $4.6 million would be recorded. The Company has since determined that the transaction will be recorded as an equity investment, thereby increasing additional paid-in capital, because Publigroupe is a related party.

Pursuant to a letter agreement, dated May 23, 2003 (the “Letter Agreement”), the Company and PubliGroupe amended the Lock-up and Standstill Agreement dated October 30, 2001 among the Company, PubliGroupe and PubliGroupe S.A. (the “Lock-up Agreement”) to delete the provisions thereof restricting sales of Common Stock by PubliGroupe and its subsidiaries and substituting therefor PubliGroupe’s agreement that it will not sell more than 1,000,000 shares of Common Stock on any trading day or more than 5,000,000 shares of Common  Stock in any  calendar  month  except  with the prior  written consent of the Issuer and except for any private sale,  transfer or  disposition by PubliGroupe of any shares of Common Stock to a third party.  The parties also modified the standstill provision of the Lock-up Agreement to permit PubliGroupe to acquire the 4,800,000 shares of Common Stock issued to it pursuant to the Letter Agreement.

Private Placement of Series C-1 Nonvoting Convertible Redeemable Preferred Stock

As of June 6, 2003, the Company completed a private placement (the “Financing”) of approximately $7.18 million of Series C-1 Nonvoting Convertible Redeemable Preferred Stock (the “Series C-1 Preferred Stock”), together with related Common Stock Warrants, to several investment funds and individual investors, including members of the Company’s management (the “Investors”). The private placement of the Company’s Series C-1 Preferred Stock was conducted in two tranches.  Investors in the first tranche purchased approximately $3.4 million of the Series C-1 Preferred Stock.  Investors in the second tranche purchased approximately $3.78 million of the Series C-1 Preferred Stock.  After payment of the $1.5 million in cash to PubliGroupe, the Company intends to use the remaining net proceeds for general corporate purposes.

All outstanding shares of Series C-1 Preferred Stock will automatically convert (collectively, the “Conversion”) into shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) upon the approval of the Company’s stockholders.  The Company expects to seek stockholder approval of the Conversion, and a proposal to increase the authorized number of shares of Common Stock of the Company to not less than 350,000,000 million, at its Annual Meeting of Stockholders expected to be held in July 2003.  If the Company shall not have taken all corporate action necessary to permit the Conversion prior to August 15, 2003, the holders of a majority of the Series C-1 Preferred Stock may require the Company to redeem all outstanding shares of Series C-1 Preferred Stock at a price equal to the original issue price at any time after August 15, 2003 and prior to December 31, 2003.  The Series C Preferred Stock is not redeemable.

In connection with the Financing, the Company also issued two warrants to each Investor to purchase shares of Common Stock at an exercise price per share equal to the Conversion Price, of which (i) one warrant entitles the Investor to purchase up to an additional 10% of the aggregate number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock and only becomes exercisable upon the effective date of the Conversion; and (ii) a second warrant entitles the Investors to purchase up to approximately 4.8% of the aggregate number of shares of Common Stock that would have been issuable upon conversion of the Series C Preferred Stock and only becomes exercisable in the event the Investor becomes entitled to redeem shares of Series C-1 Preferred Stock.  Each warrant will remain exercisable until the fifth anniversary of the date on which the warrant first became exercisable.  All warrants issued pursuant to this transaction may be exercised through a cashless exercise.

Each share of Series C Preferred Stock is convertible into Common Stock at any time at the option of the holder thereof at a conversion price of $0.24158 per share of Common Stock (the “Conversion Price”). There will be no change to the conversion ratio of the Series C Preferred Stock based upon the future trading price of the Common Stock.  The conversion price of the Series C Preferred Stock is subject to adjustment in the event of future issuances of Company equity at a purchase price lower than the Conversion Price according to a weighted average formula.

At any time after May 31, 2005, the Company may automatically convert each share of then outstanding Series C Preferred Stock into the applicable number of shares of Common Stock if, among other things, the Common Stock is then traded, the average per share closing price of the Common Stock is greater than three (3) times the Conversion Price over a sixty (60) trading day period, the average daily trading volume of the Common Stock over such period is at least 200,000 shares and there is an effective registration statement covering the resale of all shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock.

In the event that all shares of Series C Preferred Stock are converted to Common Stock, the Investors collectively will become the beneficial owners of approximately 32,700,000 shares of Common Stock, or approximately 30% of the Company’s outstanding Common Stock as of May 28, 2003, without giving effect to the conversion of any other outstanding shares of preferred stock, or exercise of outstanding warrants, of the Company.

In connection with the Financing, the Company also agreed to file a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock and upon exercise of all warrants issued to the Investors.  The Company also granted “piggyback” registration rights to the Investors, on a pari passu basis with existing registration rights holders, which entitles each Investors to participate in registered offerings of the Company’s securities by the Company.

The Series C (and Series C-1 Preferred Stock if not then converted) will accrue and cumulate dividends at a rate of 6% per year, compounded monthly, payable when, as and if declared by the Company’s Board of Directors. All accrued dividends must be paid before any dividends may be declared or paid on the Common Stock, and shall be paid as an increase in the liquidation preference of the Series C (and Series C-1 Preferred Stock if not then converted) payable upon a Liquidation Event.

In the event of a liquidation, dissolution or winding up of the Company (a “Liquidation Event”), the holders of the Series C (and Series C-1 Preferred Stock if not then converted) are entitled to a liquidation preference payment per share equal to the Conversion Price, plus any dividends accrued but unpaid as of the date of such Liquidation Event.  After payment of the liquidation preference, the holder of each share of Series C (and Series C-1 Preferred Stock if not then converted) would then participate with the holders of the Common Stock (with each share of Series C Preferred Stock representing that number shares of Common Stock into which it is then convertible) in the distribution of the remaining proceeds, if any, from such Liquidation Event.  A merger, consolidation or sale of the Company will be deemed to be a Liquidation Event to which the foregoing rights apply, unless, in connection with approving such transaction, the holders of a majority of the outstanding preferred stock of the Company agree to an alternative treatment.

Holders of the Series C Preferred Stock generally will vote together with the holders of shares of Common Stock and other series of Preferred Stock of the Company, with each share of Series C Preferred Stock representing that number of votes equal to that number of shares of Common Stock into which it is then convertible.  However, the holders of the Series C Preferred Stock will be entitled to a separate class vote with respect to certain matters, including the creation of a class or series of stock having preferences or privileges senior to or on a parity with the Series C Preferred Stock and any amendment or waiver of any provision of the Company’s Certificate of Incorporation or Bylaws that would adversely affect the rights, privileges and preferences of the Series C Preferred Stock.

The press release, the Certificates of Designation filed with the Secretary of State of the State of Delaware relating to the Series C Preferred Stock and the Series C-1 Preferred Stock, the Series C and Series C-1 Preferred Stock and Common Stock Warrant Purchase Agreement, a related warrant and the Investor Rights Agreement entered into with the Investors are filed as exhibits hereto and are hereby incorporated by reference.

The foregoing description of the Financing is only a summary and is qualified in its entirety by reference to the aforementioned transaction documents.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

	(a)	Financial Statements of Businesses Acquired.

Not applicable.

	(b)	Pro Forma Financial Statements.

Not applicable.

	(c)	Exhibits.

		4.1	Certificate of Designation of Series C Convertible Preferred Stock

		4.2	Certificate of Designation of Series C-1 Convertible Preferred Stock

		10.1	Letter Agreement, dated May 23, 2003, by and among the Company, Real Media, Inc. and PubliGroupe.

		10.2	Form of Series C-1 Preferred Stock and Common Stock Warrant Purchase Agreement.

		10.3	Form of Warrant to purchase Common Stock to be issued to the Investors.

		10.4	Form of Investor Rights Agreement.

		10.5	Form of Voting Rights Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

24/7 REAL MEDIA, INC.

Date: June 12, 2003	By:	/s/ Mark E. Moran
		Name:	Mark E. Moran
		Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Designation of Series C Convertible Preferred Stock

4.2	Certificate of Designation of Series C-1 Convertible Preferred Stock

10.1	Letter Agreement, dated May 23, 2003, by and among the Company, Real Media, Inc. and PubliGroupe.

10.2	Form of Series C-1 Preferred Stock and Common Stock Warrant Purchase Agreement.

10.3	Form of Warrant to purchase Common Stock to be issued to the Investors.

10.4	Form of Investor Rights Agreement.

10.5	Form of Voting Rights Agreement.